Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Norwood Financial Corp. of our report dated March 14, 2024, relating to our audit of the consolidated financial statements of Norwood Financial Corp. and Subsidiaries, appearing in the Annual Report on Form 10-K of Norwood Financial Corp. for the year ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

King of Prussia, Pennsylvania
June 28, 2024

PITTSBURGH, PA 2009 Mackenzie Way • Suite 340 Cranberry Township, PA 16066 (724) 934-0344	PHILADELPHIA, PA 2100 Renaissance Blvd. • Suite 110 King of Prussia, PA 19406 (610) 278-9800	WHEELING, WV 980 National Road Wheeling, WV 26003 (304) 233-5030	STEUBENVILLE, OH 511 N. Fourth Street Steubenville, OH 43952 (304) 233-5030

S.R. Snodgrass, P.C. d/b/a S.R. Snodgrass, A.C. in West Virginia